Exhibit 99.1

Contact:	Digital Angel	CEOcast
	Allison Tomek	Dan Schustack
	(561) 805-8044	(212) 732-4300
	atomek@adsx.com	dschustack@ceocast.com
DIGITAL ANGEL CORPORATION ANNOUNCES 2007 THIRD QUARTER
FINANCIAL RESULTS
COMPANY REPORTS RECORD REVENUE OF $20.3 MILLION, UP 64% FROM THE 2006 THIRD
QUARTER
COMPANY EXPECTS TO COMPLETE ITS TRANSACTION WITH APPLIED DIGITAL AND ANNOUNCE
A NEW CEO IN DECEMBER
SO. ST. PAUL, MN (November 7, 2007) — Digital Angel Corporation (AMEX: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced financial results for its third quarter ended September 30, 2007.
Revenue for the third quarter of 2007 was $20.3 million, a 64.0% increase, compared to revenue of $12.4 million in the third quarter of 2006. The net loss was $1.3 million, or $0.03 loss per share, in the third quarter of 2007 compared to a net loss of $1.4 million, or $0.03 loss per share, in the third quarter of 2006. Revenue for the second quarter of 2007 was $19.5 million and the net loss was $2.7 million, or $0.06 loss per share.
We had certain non-recurring charges and a gain on the sale of our non-core subsidiary, OuterLink Corporation, during the third quarter of 2007, which were largely related to our repositioning of the business in anticipation of the planned merger with Applied Digital. These included (i) severance expense to our former CEO and costs related to our search for a new CEO of approximately $0.9 million; (ii) approximately $0.6 million in merger expenses; (iii) approximately $1.5 million of amortization of debt issue and debt discount costs as a result of the consolidation of our debt with Applied Digital’s lender in order to streamline the lending functions of the two companies; and (iv) a gain of approximately $1.7 million on the sale of OuterLink.
Barry M. Edelstein, interim President and Chief Executive Officer, said, “We reported record revenue in the third quarter, an achievement driven by organic growth in our animal applications business, primarily due to an increase in sales of approximately $2.6 million to Schering-Plough, our exclusive distributor in the U.S. of our companion pet implantable microchips, and incremental sales of $4.5 million from McMurdo, which we acquired in April 2007. McMurdo, a business that is committed to saving lives, continues to exceed our expectations.”
“Our core businesses continue to perform well and we believe our merger with Applied Digital, which we announced in August 2007, will further enhance stockholder value. We believe the merger will enable us to cut general and administrative costs by more than $2 million per year, eliminate the holding company structure, and create a more focused, streamlined business. We will focus on our core strengths of RFID identification of animals and GPS search and rescue beacons, and at the appropriate time will continue to divest non-strategic entities. We believe the combined company, which will have a direct ownership in VeriChip Corporation, will be stronger financially. As part of this transaction, the board of directors also initiated a search for a new CEO to lead the combined company. We have worked closely with Korn/Ferry and are in the final stages of the executive recruiting effort. We expect to complete the merger and announce a new chief executive officer in December.”

The highlights for the 2007 third quarter included:
•	The Company entered into a merger agreement with Applied Digital Solutions, Inc. whereby Applied Digital will acquire the remaining 44% minority interest it does not currently own in Digital Angel. Digital Angel stockholders other than Applied Digital will receive 1.4 shares of Applied Digital common stock for every share of Digital Angel common stock held.
•	The Company signed a $1.5 million contract with the UK Ministry of Defence to supply search and rescue beacon equipment (SARBE). The contract calls for deliveries to start immediately and will run over a maximum 21 months from contract award.
•	The Company settled its patent infringement litigation against Datamars Inc., Datamars S.A., The Crystal Import Corporation and Medical Management International, Inc.
•	The Company entered a distribution agreement with Data Lab S.A. of Paraguay for visual and electronic livestock identification tags. The agreement calls for purchase commitments of the Company’s products through 2010.
•	The Company’s LifeChip® equine RFID injectable transponder was the first of its kind to be approved by the USDA for use as part of the National Animal Identification System.
•	The Company received an $800,000 order for C1 S-VDR (Simplified Voyage Data Recorder) float free capsules for commercial shipping.
Results Conference Call
Digital Angel and Applied Digital will host a joint conference call tomorrow, November 8, 2007, for investors, analysts, business and trade media, and other interested parties at 8:30 a.m. EST. Interested participants should call (866) 323-2725 within the United States or (706) 643-1836 internationally. Please use passcode 22892894. Alternatively, an audio-only, simultaneous webcast of the live conference call can be accessed through Digital Angel’s website at www.digitalangelcorp.com. For persons unable to participate in either the conference call or the webcast, a digitized replay will be available from November 8 at approximately 11:00 a.m. EST to November 15 at 11:59 p.m. EST. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 22892894. Alternatively, a webcast replay can be accessed through Digital Angel’s website at www.digitalangelcorp.com.
About Digital Angel Corporation
Digital Angel Corporation (AMEX: DOC) is a leading provider of radio frequency identification (RFID) and global positioning system (GPS) technologies that enable the rapid and accurate identification, location tracking and condition monitoring of people, animals and high-value assets. The company’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and RFID ear tags; and GPS search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel Corporation has entered into an agreement to merge with its parent company Applied Digital Solutions, Inc. (NASDAQ: ADSX).

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this press release contains forward-looking statements including, but not limited to: our belief that McMurdo will double the revenue base of our survival radio business in 2008, our expectations regarding the benefits, cost savings and timing of the completion of the merger; our belief that the combined company will be a financially stronger company after the merger; our expectation that we will announce a new CEO in December and our expectations regarding the future of our business. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the risk factors set forth in our annual and quarterly reports and the following: our ability to obtain the requisite stockholder approval or the failure to satisfy other conditions to the merger; our ability to successfully locate and hire a new CEO, our ability to integrate the assets acquired in the McMurdo acquisition and realize the expected growth in revenues; our ability to enter into additional SARBE contracts and realize expected growth in the Animal Applications business; our ability to implement our business plan and our ability to meet our cash obligations. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
In connection with the merger, Applied Digital has filed with the SEC a Registration Statement on Form S-4, as amended, that contains a Joint Proxy Statement/Prospectus of Applied Digital and the Company. The Registration Statement was declared effective on October 5, 2007. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully because they contain important information about the Company, Applied Digital and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents filed with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by Applied Digital or the Company by directing a written request, as appropriate, to Applied Digital at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Participants in Solicitation
Applied Digital, the Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding Applied Digital’s directors and executive officers is also included in Applied Digital’s proxy statement (Form DEF 14A) for the 2007 annual meeting of its stockholders, which was filed with the SEC on May 4, 2007. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.
TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets Data
(in thousands, except par value)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash	$1,461	$1,521
Restricted cash	137	81
Accounts receivable, net of allowance for doubtful accounts of $184 and $203 at September 30, 2007 and December 31, 2006, respectively	12,531	9,609
Accounts receivable from VeriChip Corporation	—	425
Inventories	14,232	9,897
Other current assets	1,929	2,016
Current assets from discontinued operations	—	2,335

Total current assets	30,290	25,884

Property and equipment, net	11,615	9,985
Goodwill	53,335	51,244
Other intangible assets, net	1,568	1,633
Other assets, net	548	619
Other assets from discontinued operations	—	531

Total Assets	$97,356	$89,896

Liabilities and Stockholders’ Equity
Current liabilities
Line of credit and current maturities of long-term debt	$8,063	$4,127
Note payable with Applied Digital Solutions, Inc.	1,167
Accounts payable	9,388	6,024
Due to Applied Digital Solutions, Inc.	137	11
Accrued expenses and other current liabilities	3,738	2,793
Current liabilities from discontinued operations	—	2,448

Total current liabilities	22,493	15,403

Long-term debt	3,837	4,036
Note payable with Applied Digital Solutions, Inc.	4,405

Other long-term liabilities
Derivative warrant liability	717	—
Other long-term liabilities	363	386
Other liabilities from discontinued operations	—	1,060

Total other long-term liabilities	1,080	1,446

Total Liabilities	31,815	20,885

Minority interest	505	465

Stockholders’ equity
Preferred stock ($1.75 par value; shares authorized, 1,000; shares issued and outstanding, nil)	—	—
Common stock ($0.005 par value; shares authorized, 95,000; shares issued, 46,248 and 44,894; shares outstanding, 45,870 and 44,516)	231	226
Additional paid-in capital	218,153	214,509
Accumulated deficit	(152,246)	(144,753)
Treasury stock (carried at cost, 378 shares)	(1,582)	(1,580)
Accumulated other comprehensive income	480	144

Total Stockholders’ Equity	65,036	68,546

Total Liabilities and Stockholders’ Equity	$97,356	$89,896

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenue	$20,335	$12,400	$55,166	$40,147

Cost of sales	12,096	7,150	33,605	23,425

Gross profit	8,239	5,250	21,561	16,722

Selling, general and administrative expenses	8,517	5,633	23,568	17,264
Research and development expenses	830	765	3,634	2,287
Merger expenses	560	—	786	—

Operating loss	(1,668)	(1,148)	(6,427)	(2,829)

Interest income	8	64	53	238
Interest expense	(2,295)	(117)	(3,293)	(323)
Change in derivative warrant liability	241	—	537	—
Other income	858	27	921	72

Loss from continuing operations before income taxes and minority interest	(2,856)	(1,174)	(8,209)	(2,842)

Income tax (provision) benefit	(9)	(4)	(47)	68
Minority interest share of loss (income)	(124)	(2)	(109)	(60)

Net loss from continuing operations	(2,989)	(1,180)	(8,365)	(2,834)

Income (loss) from discontinued operations, including gain on sale of $1,705 on July 2, 2007	1,705	(255)	872	(1,311)

Net loss	$(1,284)	$(1,435)	$(7,493)	$(4,145)

Earnings per common share — basic and diluted
Loss from continuing operations	$(0.07)	$(0.02)	$(0.19)	$(0.06)
Income from discontinued operations	0.04	(0.01)	0.02	(0.03)

Net loss	$(0.03)	$(0.03)	$(0.17)	$(0.09)

Weighted average common shares outstanding — basic and diluted	45,023	44,516	44,701	44,238
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